Exhibit 10.2

[*Confidential Treatment will be requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], will be filed separately with the Securities and Exchange Commission.]

CONFIDENTIAL

Execution Copy

COLLABORATION, LICENSE OPTION AND EXCLUSIVE LICENSE AGREEMENT

This Collaboration, License Option and Exclusive License Agreement (this “Agreement”), dated as of February 29, 2016 (“Effective Date”), is made by and between CTX Technology, Inc. (“CTX”), a Delaware corporation having a business address at 3611 N Campbell Ave Suite 286, Tucson, Arizona, 85719 USA, and Zomedica Pharmaceuticals Corp. (“Zomedica”), a Canadian corporation having a business address at 1250, 639 – 5th Avenue SW, Calgary, Alberta, T2P 0M9 Canada. Each of CTX and Zomedica may be referred to herein as a “Party” or together as “Parties”.

WHEREAS:

A.	Zomedica has developed a novel drug delivery platform for the purposes of formulating a pipeline of pharmaceuticals for the companion animal market and has research expertise in said Field (as defined below).

B.	CTX has proprietary technology (including intellectual property, formulations and related data built on peptide-based skin-penetration and cell entry (“SPACE”) platform technology for both therapeutic and aesthetic applications developed in the laboratory of Samir Mitragotri, PhD, that is the subject of a license agreement between CTX and the Regents of the University of California acting through its Santa Barbara Campus effective January 11, 2016 (the “UC Agreement”), that may enhance Zomedica’s technology and have additional applications in veterinary medicine as well as translation of technologies into the human market and includes but is not limited to patent families represented as being owned or co-owned by the Regents of the University of California on Schedule B hereto, including but is not limited by the following: US Patent Nos. 8,791,062; 8,518,871; European Patent No. 11839394.1 and US Patent Application Nos: US 2014/0227174, 14/262,453 and 62/218,621 and continuing applications thereof including divisions and substitutions (but excluding continuation-in- part applications to the extent that claims are not adequately supported in the parent); any patents on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents (the “UC Technology”). Additionally CTX owns certain intellectual property acquired by CTX directly from Convoy Therapeutics, Inc. (now dissolved) as part of an asset purchase agreement dated August 29, 2015, together with new intellectual property developed by CTX including but not limited to PCT International Application PCT/US2015/047160 which is co-owned with UC as listed on Schedule B. Taken together the foregoing provide know- how and expertise in the application of the SPACE platform technology to development of effective topical formulations.

C.	Pursuant to a Letter of Intent executed between the Parties on February 8, 2016 and the Mutual Non-disclosure Agreement of December 11, 2015, the Parties wish to enter into this Agreement to conduct further research funded by Zomedica to assess the potential of a joint venture or other form of collaboration or license to Zomedica with the objective of Zomedica obtaining an exclusive option and license for related intellectual property.

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The Parties agree as follows.

1.	Definitions

The following terms and their correlatives have the following meanings:

1.1.              “Affiliate” means any corporation or other entity which directly or indirectly controls, is controlled by or is under common control with a Party, for so long as such control exists. For the purposes of this Section 1.1 (“Affiliate”), “control” shall mean: (i) in the case of any corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock having the right to vote for the election of directors thereof or (ii) in the case of any non-corporate entity, direct or indirect ownership of more than fifty percent (50%) of the equity or income interest therein.

1.2.              “Agreement” has the meaning set forth in the Preamble and includes this Agreement and any schedules, appendices and research plan(s).

1.3.	“Assessed Amount” has the meaning set forth in Section 6.1(iii).

1.4.              “Background Intellectual Property” means the Intellectual Property created or Controlled by a Party prior to the Effective Date of this Agreement.

1.5.	“Bankruptcy Laws” has the meaning set forth in Section 12.4(b)(i).

1.6.	“Baseball Arbitrator” has the meaning set forth in Section 13.4.

1.7.	“BIA” has the meaning set forth in Section 12.4(b)(i).

1.8.              “Business Day” means any day that is not a Saturday, Sunday, or statutory holiday in the state of Michigan.

1.9.              “Calendar Quarter” means a financial quarter based on the Universal Financial Calendar for that year, a copy of which, for Calendar Years 2015 to 2020, inclusive, is attached hereto as Universal Financial Calendar Schedule C and which is used for Zomedica’s internal and external reporting purposes.

1.10.           “Calendar Year” means the universal calendar that Zomedica uses as part of its financial reporting system, as provided to CTX from time to time and as consistent with the Universal Financial Calendar Schedule.

1.11.	“CCAA” has the meaning set forth in Section 12.4(b)(i).

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1.12.           “Change of Control” means, with respect to CTX, (a) a merger, reorganization, or consolidation of CTX with or into any Third Party (other than a Third Party that is an Affiliate of UC), or any other corporate reorganization involving such a Third Party, that results in those persons or entities that are stockholders of CTX immediately prior such merger, reorganization, or consolidation owning less than fifty percent (50%) of the surviving entity’s voting power immediately after such merger, reorganization, or consolidation, (b) a change in the legal or beneficial ownership of fifty percent (50%) or more of the combined voting power of the outstanding securities of CTX (whether in a single transaction or series of related transactions), where immediately after giving effect to such change, the legal or beneficial owner of more than fifty percent (50%) of the voting securities of CTX is a Third Party or (c) the sale, transfer, lease, license or other disposition to a Third Party of all or substantially all of CTX’s business or assets to which this Agreement relates in one or a series of related transactions; provided that a “Change of Control” shall not include any Change of Control required by a government or the requirements of applicable Law.

1.13.	“Clinical Trial” means an animal or human clinical trial conducted pursuant to Law.

1.14.           “Collaboration Compound” means skin penetrating and cell entering peptides and peptide compositions covalently linked to active molecules peptides, compounds or products developed pursuant to the Research Plan or this Agreement and which is encompassed within a Valid Claim of CTX Controlled Technology.

1.15.             “Combination Product” means a Licensed Product containing or comprising at least one active pharmaceutical ingredient that is not a Collaboration Compound.

1.16.           “Commercially Reasonable Efforts” of a Party means, with respect to an obligation of a Party to accomplish an objective under this Agreement, the efforts and resources comparable to those undertaken by a biopharmaceutical or biotechnology company of comparable size and resources as the applicable Party relating to the research, development or commercialization of a similar product owned by such company, or to which such company has exclusive rights, with comparable market potential and is at a similar stage in its lifecycle. For this purpose, all relevant factors, as measured by the facts and circumstances at the time such efforts are due, shall be taken into account, including, as applicable and without limitation, stage of development; efficacy and safety relative to competitive products in the marketplace; actual or anticipated Regulatory Approval; labeling; the nature and extent of market exclusivity (including patent coverage, proprietary position and regulatory exclusivity); and the cost and time required for and likelihood of obtaining Regulatory Approval.

1.17.	“Commercial Purposes” means any purpose which is not a Non-Commercial Purpose.

1.18.           “Confidential Information” has the meaning set forth in Section 8.1 (Confidentiality; Exceptions).

1.19.	“Contract Interest Rate” means the lesser of:

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(a)                     the prime rate of interest charged by a Michigan bank to its best rate customers, as reported at www.royalbank.com plus not to exceed one percent (1%) above the Federal Reserve discount rate on the date such payment is due; and

(b)	the maximum rate permitted by Michigan Law.

1.20.           “Control” means, with respect to any Information, Patent Right or other intellectual property right, the possession (whether by ownership or license) by a Party or its Affiliate of the conditional or unconditional ability to grant to the other Party access, ownership, a license or a sublicense as required herein (including without limitation pursuant to a power of attorney) to such Information, Patent Right, or other intellectual property right without violating the terms of any agreement or other arrangement with any Third Party in existence as of the Effective Date. In the case that the ability to grant is conditional (as with certain sublicenses), Control will require that the other Party be able to and agrees to satisfy such condition(s).

1.21.           “Covers” or “Covering”, with reference to a Patent Right, means that the making, using, selling, offering for sale or importing of a composition of matter or other material or practice of a claimed method would, but for ownership of or a license under such Patent Right, likely be found to infringe a Valid Claim (or, if such Valid Claim has not issued, if such Valid Claim were to issue), within such Patent Right in the country in which such activity occurs.

1.22.           “CTX Controlled Patent Right” means a Patent Right that is Controlled by CTX used in or arising from the Research Plan or necessary to Commercialize, Develop or otherwise Exploit the Licensed Products.

1.23.           “CTX Controlled Technology” means Technology Controlled by CTX including the UC Technology and CTX Owned Intellectual Property, and CTX Controlled Patent Rights.

1.24.	“CTX Indemnitees” has the meaning set forth in Section 11.2.

1.25.	“CTX Owned Intellectual Property” has the meaning set forth in Section 7.3.

1.26.	“CTX Parties” has the meaning set forth in Section 11.1(a).

1.27.	“Deadlocked Matter” has the meaning set forth in Section 4.2(c).

1.28.           “Development” or “Develop” means non-clinical and clinical drug development activities pertaining to a pharmaceutical product, including toxicology, pharmacology, test method development and stability testing, process and manufacturing development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including pre- and post-approval studies), regulatory affairs, pharmacovigilance and Regulatory Approval and clinical study regulatory activities (including regulatory activities directed to obtaining pricing and reimbursement approvals).

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1.29.	“Dispute” has the meaning set forth in Section 13.1.

1.30.	“Dollars” means U.S. Dollars, and “$” shall be interpreted accordingly.

1.31.	“Effective Date” has the meaning set forth in the Preamble.

1.32.           “Field” means all animal health applications including prophylactics, therapeutics, neutraceuticals, topicals and any other treatments for all disease states, improved health and cosmetics for veterinary species, including companion animals.

1.33.           “First Commercial Sale” means, with respect to a Licensed Product in a country in the Territory, the first arms-length commercial sale of such Licensed Product to a Third Party in the Field in such country after Regulatory Approval in such country. Sales for clinical study purposes, early access or compassionate use programs or similar uses will not constitute a First Commercial Sale. In addition, sales of a Licensed Product by Zomedica to its Affiliates, distributors and sublicensees will not constitute a First Commercial Sale.

1.34.	“Force Majeure” has the meaning set forth in Section 14.6 (Force Majeure).

1.35.	“Improvement” means any Intellectual Property:

(a)                 discovered or developed using or practicing CTX Controlled Technology; or

(b)                 that is directly dependent upon the claims of a Patent Right which but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, or read on, any such Patent Right.

1.36.	“Indemnified Party” has the meaning set forth in Section 11.3.

1.37.	“Indemnifying Party” has the meaning set forth in Section 11.3.

1.38.	“Indemnify” has the meaning set forth in Section 11.1.

1.39.           “Indication” means an application for a label indicating the applicable drug for an initial animal or patient population, or indicating the drug for use in combination with another treatment or drug, in each case that requires a Clinical Trial for Regulatory Approval. For the avoidance of doubt, a label expansion of an existing approved indication to include additional animal or patient segments shall not be treated as a different Indication for the purposes of payments under Section 6.

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1.40.           “Information” means all information not generally known to the public, including tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, conclusions, skill, experience, test data and results (including pharmacological, toxicological, manufacturing, and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms, including works of authorship and copyrights.

1.41.	“Insolvency Event” has the meaning set forth in Section 12.4(a).

1.42.	“Insolvent Party” has the meaning set forth in Section 12.4(b)(ii).

1.43.           “Intellectual Property” means Patent Rights, trade secrets, copyrights, Know-How and other forms of proprietary or industrial rights pertaining to inventions, original works and other forms of intellectual property.

1.44.	“Joint Research Committee” or “JRC” means the committee described in Section 4.1.

1.45.           “Know-How” means all techniques, technical information, technology practices, research tools and platforms, trade secrets, inventions (whether patentable or not), methods, processes of manufacture, knowledge of intermediates, metabolites, salts, polymorphs, dosing regimens, pharmaceutical formulations, data and results (including pharmacological, toxicological and preclinical and clinical test data and results), analytical and quality control data, software and algorithms.

1.46.           “Law” means, individually and collectively, any and all laws, ordinances, rules, rulings, directives, administrative circulars and regulations of any kind whatsoever of any governmental authority or Regulatory Authority within the applicable jurisdiction.

1.47.	“License” has the meaning set forth in Section 3.3(a).

1.48.           “Licensed Patent Rights” has the meaning set forth in Section 7.5(a) and includes Improvements.

1.49.           “Licensed Product” means a product, pharmaceutical composition, or diagnostic or other method that comprises or uses the Licensed Technology in finished form and consisting of certain skin penetrating and cell entering peptides and peptide compositions covalently linked to active molecules for the animal health market or in the Field.

1.50.	“Licensed Technology” has the meaning set forth in Section 3.3(a)(i).

1.51.	“Losses” has the meaning set forth Section 11.1.

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1.52.           “Materials” means any tangible chemical or biological material, including any peptides, libraries, compounds, DNA, RNA, clones, cells, and any expression product, progeny, derivative or other improvement thereto.

1.53.           “Net Sales” means, with respect to any Licensed Product, the gross amounts invoiced by Zomedica or any of its Affiliates or sublicensees for sales of such Licensed Product to unaffiliated Third Party purchasers in arms-length transactions, less the following customary deductions calculated in accordance with Generally Accepted Accounting Principles (“GAAP”) and standard internal policies and procedures and accounting standards consistently applied throughout Zomedica, to the extent specifically and solely allocated to such Licensed Product and actually taken, paid, accrued, allowed, included, or allocated based on good faith estimates in the gross sales prices with respect to such sales (and consistently applied as set forth below):

(a)                 normal and customary trade, cash and/or quantity discounts, allowances, wholesale and pharmacy fees, and credits allowed, in the form of deductions or fees actually allowed with respect to sales of such Licensed Product (to the extent not already reflected in the amount invoiced), excluding commissions for commercialization of such Licensed Product;

(b)                 charge-back payments, rebates, administrative fees, and discounts (or equivalents thereof) payable to trade customers, animal health customers or stakeholders, managed health care organizations, pharmacy benefit managers (or equivalents thereof), group purchasing organizations, specialty pharmacy providers, federal, state/provincial, local, or other governments, or their agencies or purchasers or reimbursers;

(c)                 retroactive price reductions or credits actually granted upon rejections or returns of such Licensed Product, including for recalls, damaged goods and billing errors;

(d)                 outbound freight, shipment and insurance costs, to the extent included in the price and separately itemized on the invoice price;

(e)                 taxes (other than income taxes assessed against the income arising from the sale of such Licensed Product), duties, tariffs, mandated contribution or other governmental charges imposed on the sale of such Licensed Product, including customs duties, value added taxes (but only to the extent that such value added taxes are not reimbursable or refundable), excise taxes, use taxes and sales taxes, in each case to the extent included in the price and separately itemized on the invoice price;

(f)                  compulsory payments and cash rebates related to sales of such Licensed Product payable to a governmental authority (or agent thereof) pursuant to applicable Law;

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(g)                 free goods or fee reductions or pay backs in the form of financial or co-pay assistance directly related to the Licensed Product as is reasonable and customary per industry standards and GAAP; and

(h)                 bad debt, in an amount not to exceed one percent (1%) of such gross amounts, provided that any such bad debt that is actually recovered shall be included in Net Sales in the period in which it is so recovered.

All of the aforementioned deductions shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount consistent with Zomedica’s, or its applicable Affiliate’s or sublicensee’s (as the case may be), business practices consistently applied across its product lines and accounting standards and verifiable based on the Zomedica sales reporting system. All such deductions shall be fairly and equitably allocated to such Licensed Product and other products of Zomedica and its Affiliates and sublicensees, such that such Licensed Product does not bear a disproportionate portion of such deductions.

For clarity, (x) sales of a Licensed Product by and between Zomedica and any of its Affiliates or sublicensees shall not be considered sales to unaffiliated Third Parties and shall be excluded from Net Sales calculations for all purposes as long as such Licensed Product is subsequently resold to an unaffiliated Third Party and (y) only a single sales transaction with respect to a particular unit of Licensed Product, made at the time Zomedica or any of its Affiliates or sublicensees sells such unit of Licensed Product to an unaffiliated Third Party purchaser in arms-length transaction, will qualify as the basis for determining the Net Sales amount for such unit of Licensed Product.

Notwithstanding the foregoing, the following sales of a Licensed Product shall be excluded from Net Sales calculations for all purposes: (i) transfer or dispositions of reasonable quantities of samples of such Licensed Product at no cost for promotional or educational purposes; (ii) transfers or dispositions of reasonable and customary quantities of such Licensed Product as free samples or donations, or for patient assistance, testing marketing programs or other similar programs at no cost; and (iii) sales of such Licensed Product for clinical study or other scientific testing purposes, early access programs (such as to provide patients with such Licensed Product prior to Regulatory Approval pursuant to treatment INDs or protocols, named patient programs or compassionate use programs) or any similar use.

In the event a Licensed Product is sold as part of a Combination Product in a country, the Net Sales with respect to the Combination Product in such country shall be determined by multiplying the Net Sales amount for the Combination Product during the applicable reporting period, calculated as set forth above, by the fraction A/(A+B), where A is the weighted average sale price (by sales volume) of the Licensed Product when sold separately, and B is the weighted average sales price of the other active ingredient or product in the Combination Product when sold separately, in each case in the same dosage and dosage form and in the same country as the Combination Product during the applicable reporting period or, if sales of both the Licensed Product sold separately and the other active ingredient or product sold separately did not occur during the applicable reporting period, then the respective average sales prices during the most recent reporting period in which sales of both occurred in the same country as the Combination Product. In the event that either (or both) of A or B is not available in such country, then the average sales prices (weighted by sales volume) of the respective products described above (in the same dosage and dosage form as the Combination Product) in a proxy country to be agreed upon by both Parties will be used (such agreement not be unreasonably withheld, delayed or conditioned), and if the Parties cannot agree upon such proxy country, or no such comparable sales figures are available in an appropriate proxy country, Net Sales for the applicable Combination Product shall be allocated based on the relative value contributed by each component (such relative value to be agreed upon by the Parties or, if the Parties cannot agree, to be determined by the dispute resolution procedures set forth in Article 14.

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1.54.	“Non-Commercial Purposes” has the meaning set forth in Section 3.3(b).

1.55.	“Option” has the meaning set forth in Section 3.2(a).

1.56.           “Option Dossier” means the document delivered to Zomedica by CTX (i) after the time of completion of the late lead optimization (LLO) activities in the Research Plan or (ii) if as of such time (A) the Collaboration Compounds have not met the lead criteria set forth in the Research Plan (as determined by the JRC) and (B) a backup program has been initiated under the Research Plan to develop Collaboration Compounds, then after the time of completion of the late lead optimization (LLO) activities for the backup program set forth in the Research Plan.

1.57.	“Option Exercise Date” has the meaning set forth in Section 3.2.

1.58.	“Option Exercise Fee” has the meaning set forth in Schedule C.

1.59.	“Option Payment Date” has the meaning set forth in Schedule C.

1.60.	“Option Period” has the meaning set forth in Section 3.2(a).

1.61.	“Party” and “Parties” has the meaning set forth in the Preamble.

1.62.	“Patent Right” means any and all:

(a)                 patents;

(b)                pending patent applications, including, all provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals and all patents granted thereon;

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(c)                 all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, supplementary protection certificates or the equivalent thereof;

(d)	inventor’s certificates;

(e)                 any other form of government-issued right substantially similar to any of the foregoing; and

(f)	all U.S. and foreign counterparts of any of the foregoing.

1.63.	“Progress Report” has the meaning set forth in Section 2.7(a).

1.64.          “Prosecution and Maintenance” means, with respect to a Patent Right, the preparing, filing, and prosecuting of patent applications and maintenance of patents, as well as re-examinations, and reissues, with respect to such patents, together with the conduct of interferences and the defense of oppositions with respect to the particular patent application or patent; and “Prosecute and Maintain” have the correlative meaning.

1.65.	“Quarterly Royalty Report” has the meaning set forth in Section (e).

1.66.            “Regulatory Approval” means all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations, and authorizations of any federal, national, multinational, state, provincial or local Regulatory Authority, department, bureau and other governmental entity that are necessary and sufficient for the marketing and sale of a product in a country or group of countries. Regulatory Approval includes any required pricing and reimbursement approval for the Licensed Product.

1.67.           “Regulatory Authority” means, with respect to a country, the regulatory authority or regulatory authorities of such country with authority over the testing, manufacture, use, storage, importation, promotion, marketing, pricing or sale of a pharmaceutical product in such country.

1.68.	“Research Period” has the meaning set forth in Section 3.1.

1.69.	“Research Plan Budget” has the meaning set forth in Section 2.1.

1.70.           “Research Plan” means the written plan for identifying Collaboration Compounds, set forth in the Research Plan Schedule, Schedule A, attached hereto, and which may be amended from time to time in accordance with the terms of this Agreement.

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1.71.           “Royalty Term” means the last to occur of: (a) the date of the last-to-expire Valid Claim of a Licensed Patent Right with respect to that country; (b) the expiration of any data exclusivity or other exclusivity rights for the Licensed Product with respect to that country; and (c) ten (10) years from the First Commercial Sale of a given Licensed Product in that country.

1.72.	“Senior Executives” has the meaning set forth in Section 13.1.

1.73.	“Subcommittee” has the meaning set forth in Section 4.3.

1.74.             “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon).

1.75.           “Technology” as used herein includes all Intellectual Property and associated Rights, all Information, Confidential Information, Know-How and Materials.

1.76.	“Term” has the meaning set forth in Section 12.1.

1.77.	“Terminated Countr(y)/(ies)” has the meaning set forth in Section 12.2(b).

1.78.	“Terminated Product(s)” has the meaning set forth in Section 12.2(b).

1.79.	“Territory” means the world.

1.80.	“Third Party Claim” has the meaning set forth in Section 11.1.

1.81.	“Third Party” means any entity other than a Party or an Affiliate of a Party.

1.82.           “UC” means the Regents of the University of California acting through its Santa Barbara Campus.

1.83.	“UC Agreement” means the agreement between CTX and UC effective January 11, 2016.

1.84.           “UC Patent Rights” means the patents and applications owned by UC and subject to the UC Agreement, including but not necessarily limited to those listed in Schedule B indicated as being owned or co-owned by the Regents of the University of California US Patent Nos. 8,791,062; 8,518,871; European Patent Application No. 11839394.1 and US Patent Application Nos: US 2014/0227174, 14/262,453 and 62/218,621 and continuing applications thereof, including divisions and substitutions (but excluding continuation-in-part applications to the extent that claims are not adequately supported in the parent); any patents on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patent.

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1.85.           “UC Technology” means the Intellectual Property licensed to and/or Controlled by CTX pursuant to the UC Agreement as defined in the preamble.

1.86.           “United States” or “U.S.” means the United States of America, including its territories and possessions, the District of Columbia and Puerto Rico.

1.87.	“Valid Claim” means, with respect to a particular country:

(a)	any claim of an issued and unexpired Patent Rights in such country that:

(i)                   has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal; and

(ii)                 has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country; or

(iii)                a claim of a pending patent application where such claim has been pending for a period of ten (10) years or less.

1.88.           “VAT” means the goods and services tax and the harmonized sales tax or other value added tax imposed by Applicable Laws.

1.89.	“Zomedica” shall have the meaning set forth in the Preamble.

1.90.	“Zomedica Applied Technology” means, with respect to any Terminated Product:

(a)                 any Know-How Controlled by Zomedica as of the Effective Date or during the Term (other than as a result of the licenses granted by CTX to Zomedica under this Agreement) that:

(i)                   Zomedica had applied to such Terminated Product prior to termination of this Agreement, provided that such Know-How is necessary for the continued Development or commercialization of such Terminated Product as it exists at the time of such termination; or

(ii)                 Zomedica had incorporated into such Terminated Product prior to termination of this Agreement;

(b)                 any Patent Rights Controlled by Zomedica as of the Effective Date or during the Term that Cover the subject matter described in clause (a)(i); and

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(c)	Zomedica Owned Intellectual Property.

1.91.	“Zomedica Indemnitees” has the meaning set forth in Section 11.1.

1.92.	“Zomedica Parties” has the meaning set forth in Section 11.2(a).

1.93.           “Schedules” The following schedules are (or will be once agreed to between the Parties) attached to and form part of this Agreement:

Schedule A –Research Plan and Budget

Schedule B – CTX Patent Rights

Schedule C –Compliance

Schedule Schedule D – the UC Agreement

2.	Research Plan

2.1    Research Plan and Research Plan Budget. The Research Plan is set forth in the Research Plan Schedule A. The Research Plan includes a description of the research to be carried out and a detailed budget of the financial commitments for the research work (such budget, the “Research Plan Budget”). In the conduct of the Research Plan, Zomedica may, at its sole option and own expense (unless otherwise agreed by the Parties), expend less than or in excess of the expenses budgeted for performance of its activities for any phase of the Research Plan. Zomedica shall coordinate, monitor and fund the Research Plan including synthesis of all peptides and peptides attached to active pharmaceutical ingredients. The Parties shall each perform the activities allocated to it in accordance with the Research Plan, it being understood that in general Zomedica shall conduct the research and CTX shall act as advisors as part of the JRC.

(a)                 Zomedica shall conduct the research and Zomedica’s contributions may include one or more of the following:

(i)            An established team of executives and support members with proven track records for building successful businesses around ground-breaking technologies;

(ii)          A financial model that has resulted in access to capital required for development of Zomedica’s innovative pipeline;

(iii)	Engagement with a contract manufacturer with experience in the Animal Health sector;

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(iv)         Scientific Advisory Committee comprised of experienced regulatory professionals with experience in bringing novel human and animal drugs to market;

(v)          High throughput peptide synthesis capabilities using a PTI-Symphony 12-vessel peptide synthesizer;

(vi)	Preparative and analytical HPLC;

(vii)	Array of temperature controlled diffusion equipment (Franz Diffusion Cells); and

(viii)	In-house inventory and access to quality controlled ex-vivo feline transdermal explants.

(b)	CTX shall contribute:

(i)            CTX Controlled Technology that may serve to facilitate or as enhancement to, the novel delivery technology created by Zomedica;

(ii)	Access to subject matter experts in the field of alternative drug delivery; and

(iii)         Access to CTX Know-How as regards attachment of activities to the peptide skin- permeation platform, release after delivery, and formulation issues potentially affecting performance.

2.2    Amendments. The Research Plan may be amended from time to time by the JRC in accordance with Section 4.2 of this Agreement and such amendments will be reflected in the Research Plan. The Research Plan will be reviewed as necessary at each meeting of the JRC and at any other time upon the reasonable request of either Party.

2.3    Diligence. Each Party shall use Commercially Reasonable Efforts to perform (itself or through its Affiliates or by permitted subcontracting) its respective obligations under the Research Plan, and shall reasonably cooperate with and provide reasonable support to the other Party in such other Party’s performance of its responsibilities under the Research Plan. The Parties acknowledge and agree, however, that no outcome or success is or can be assured and that failure to achieve desired results do not in and of itself constitute a breach or default of any obligation in this Agreement.

2.4    Exclusivity. Until the earlier to occur of: (a) the termination or expiry of this Agreement in accordance with its terms; and (b) the date of First Commercial Sale of any Licensed Product, CTX and its Affiliates shall not, directly or indirectly, without the prior written consent of Zomedica:

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(i)	conduct any new research (not ongoing or subject to a Third Party agreement prior to the Effective Date) in the Field, alone or in collaboration with or for the benefit of any Third Party (including any governmental agency) for the purposes of commercial development, use, manufacture or distribution;

(ii)	except pursuant to the Research Plan, Develop or commercialize any pharmaceutical product in the Field, alone or in collaboration with or for the benefit of any Third Party (including any governmental agency);

(iii)	collaborate with, license, enable or otherwise authorize or grant rights to any Third Party to use, Develop, commercialize or manufacture in the Field, other than Third Party subcontractors to the extent permitted under Section 2.5, or enter into any agreement, amendment to an existing agreement or option to do any of the same; or

(iv)	grant any right to any Third Party in the Field that would impair or conflict in any way with any of the rights granted to Zomedica under Articles 3 and 8 of this Agreement; and

(v)	notwithstanding any of the foregoing and for clarity, subject to Section 8.1(b) and Section 8.2, CTX , its Affiliates, and all other non-profit academic research institutions with whom it may contract from time to time, shall not be restricted from conducting any non-clinical Development activities for Non-Commercial Purposes or for profit research with contract research organizations for the sole purpose to develop and Commercialize products outside the Field.

2.5	Permitted Subcontracting.

(a)                 Each Party may subcontract any of its activities to be performed under the Research Plan to a Third Party or to an Affiliate of the Party, provided that any such Third Party or Affiliate shall have entered into a written agreement with such Party that includes terms and conditions protecting and limiting use and disclosure of Confidential Information, Materials and Information of the other Party at least to the same extent as under this Agreement or, in the case of such Affiliate, such Affiliate is subject to similar obligations of non-use and non-disclosure, and requiring such Third Party or Affiliate, as applicable, and its employees, contractors and agents to grant such Party Control in and to any Patent Rights, Information and Materials created, conceived or reduced to practice in connection with the performance of any such subcontracted activities.

(b)                 Each Party shall remain responsible and liable for the performance by its Affiliates and subcontractors of its obligations hereunder, and shall cause its Affiliates and subcontractors to comply with the provisions of this Agreement, including, causing such third parties to make any and all assignments of intellectual property rights generated in carrying out a Party’s obligation in accordance with the terms of this Agreement.

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2.6    Records. Each Party shall maintain, or cause to be maintained, records of its activities under the Research Plan in sufficient detail and in good scientific manner appropriate for scientific, patent and regulatory purposes, which shall properly reflect all work included in the Research Plan consistent with its internal procedures and policies.

2.7	Reports.

(a)                 Each Party shall furnish to the JRC a written report (each, a “Progress Report”), at the end of each Calendar Quarter, that: (i) describes in reasonable detail, such Party’s progress under the Research Plan during the relevant Calendar Quarter; and (ii) includes a summary of the results and data generated by such Party under the Research Plan during the relevant Calendar Quarter, in each case to the extent reasonably necessary to support and advance the Research Plan.

2.8    Materials. Each Party may furnish to the other Party, as reasonably required, samples of Materials. The Party receiving any Materials shall not distribute or otherwise allow the release of Materials to any Third Party, except for subcontracting, in each case as permitted hereunder. All Materials delivered to the receiving Party are provided “AS IS”, shall be used in compliance with all Laws, shall be used solely for the purposes of carrying out the Research Plan and for no other purpose and shall be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. In regard to the transfer of any Material between the Parties, unless specifically stated otherwise by the transferor as a condition to a voluntary transfer, such transfer of Material will not be a transfer of ownership to the transferee of the physical sample being transferred. Such transfer will not exhaust intellectual property rights attached to such Material.

2.9	Prior Rights

(a)                 March-in Rights.

(i)            The Technology licensed from UC was supported by funds from the United States Government and thus any rights granted herein to Zomedica is subject to, and shall in no way restrict, the march-in rights of the Government pursuant to 35 USC §203.

(b)                 The UC Patent Rights which are owned or co-owned by UC are subject to the terms and conditions of the UC Agreement and to the extent applicable and with regard to any licenses which are subject to the UC Agreement, the Parties herein incorporate the requirements of Sections 3.1 (a) to (d) of the UC Agreement.

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3.	License Grants and Exclusive Option

3.1     Limited License Prior to the Exercise of the Option. From and after the Effective Date until the later of (a) the exercise of the Option and (b) the termination or expiry of this Agreement in accordance with its terms (the “Research Period”):

(i)            CTX hereby grants to Zomedica a limited, non-exclusive, fully paid-up license, with the right to sub-license, under CTX Controlled Intellectual Property solely to the extent needed for Zomedica to perform its obligations under the Research Plan; and

(ii)          Zomedica hereby grants to CTX a limited, non-exclusive, fully paid-up license, with the right to sub-license, under Intellectual Property Controlled by Zomedica solely to the extent needed for CTX to perform its obligations under the Research Plan.

During the Research Period, no other right or license is granted by either Party to the other under this Agreement.

3.2	Grant of Option.

(a)                 Grant of Option. CTX grants to Zomedica an exclusive option pursuant to this Agreement to enter into the exclusive License in the Field in the Territory pursuant to Section 3.3 (the “Option”). From the Effective Date until the later of the termination of the Agreement and ninety (90) days after the later of the delivery of the Option Dossier (pharmacokinetic “PK” data or other such data as deemed relevant) and responses to the Additional Requests under this section by CTX to Zomedica (the “Option Period”), Zomedica shall have the right to exercise the Option upon notice and payment to CTX of

$20,000.

(b)                 Additional Request. Upon delivery of the Option Dossier, Zomedica shall promptly notify CTX of any deficiencies and may request that the Option Dossier be supplemented with reasonable additional relevant and material data and other information. CTX shall provide such requested information within five (5) Business Days; provided that no request for reasonable additional relevant and material data and other information shall increase the number of days in the Option Period.

(c)                 Written Notice. If Zomedica wishes to exercise the Option during the Option Period it shall provide written notice to CTX that it is exercising the Option.

3.3	Grant of License on Exercise of Option.

(a)                 Effective automatically upon the due exercise of the Option (including payment of any Option Exercise Fee) the Parties shall enter into a license agreement negotiated in good faith within thirty (30) days of exercise of the option (the “Negotiation Period”), incorporating the terms and conditions of this Agreement, including those in Schedule C, and where CTX hereby grants to Zomedica:

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(i)            an exclusive royalty bearing license or sub-license, as the case may be, with the right to sub-license or sub-sub-license, as the case may be, under the CTX Controlled Technology and any Improvements thereon (the “Licensed Technology”) subject to any constraints pursuant to the UC Agreement, for non-Commercial and Commercial Purposes to research, Develop, make, have made, use, import, export, obtain Regulatory Approval, commercialize, sell, offer to sell and otherwise exploit Licensed Products in the Territory within the Field, with the right to sub-license and

(ii)          the details of any issues not addressed in this Agreement of the license shall be negotiated in good faith by the Parties. Zomedica shall have the right to submit any open issues to one or more mutually agreeable outside experts. Such expert(s) will notify the Parties of what such experts) believe(s) to be a commercially reasonable resolution to each open issue which determination shall be controlling as to that issue. Zomedica will have the right but not the obligation to enter into an agreement utilizing such outside expert terms (together with any terms previously or subsequently agreed by the Parties. CTX warrants that for a one (1) year period following the expiration of the Negotiation Period, CTX will not offer to a third party more favorable agreement terms for the same, or substantially the same rights and subject matter last offered to Zomedica during the Negotiation Period.

(collectively, the “License”).

(b)                 Notwithstanding the foregoing and for clarity, subject to Section 8.1(b) and Section 8.2, CTX explicitly reserves the right, on behalf any of its Affiliates that are non-profit entities, and all other non-profit academic research institutions (including UC) with whom it may contract from time to time, to make, use and practice the UC Technology for research, teaching or other non-commercial purposes, including the ability to distribute any material(s) disclosed and/or claimed in the Licensed Patent Rights for non-profit academic research use to non-commercial entities as is customary in the scientific community, and not for purposes of commercial development, use, manufacture or distribution (“Non- Commercial Purposes”).

3.4    Sublicensees. Subject to Section 3.2 of the UC agreement, Zomedica shall have the right to grant sublicenses under the rights licensed to Zomedica under Section 3.3 solely in accordance with this Section 3.4 as follows:

(a)                 such sublicense shall refer to this Agreement and shall be subordinate to and consistent with the terms and conditions of this Agreement, and shall not limit the ability of Zomedica (individually or through the activities of its Affiliates and sublicensees) to fully perform all of its obligations under this Agreement or CTX’s rights under this Agreement;

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(b)                 in such sublicense, the sublicensee shall agree to be subject to, and bound by any relevant terms and conditions of this Agreement mutatis mutandis, including:

(i)            confidentiality obligations substantially equivalent to those imposed on Zomedica hereunder;

(ii)          a right-to-audit clause requiring the sublicensee to make reports to Zomedica, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by CTX’s independent accountant to the same extent required from Zomedica pursuant to Section (g); and

(iii)         any other obligations that might be required to protect the Licensed Technology or CTX’s rights under this Agreement;

(c)                 Zomedica shall inform CTX in writing within thirty (30) days after the execution and delivery by Zomedica of any sublicense and shall provide a copy to CTX;

(d)                 Zomedica shall be responsible for performing all of its obligations set forth in this Agreement, without regard to whether it has granted any sublicense under this Section 3.4; and

(e)	such sublicense(s) shall not contain a further right of sub-sub-license.

3.5    Annual Reports. Commencing on the first anniversary of the exercise of the Option by Zomedica and on each anniversary thereafter, Zomedica will provide a reasonably detailed, written report to CTX to provide CTX updates on the progress of Zomedica’s Development and commercialization activities with respect to Collaboration Compounds and Licensed Products.

4.	Joint Research Committee

4.1    Establishment and Composition of the JRC.

(a)                 Within thirty (30) days of the Effective Date, the Parties shall assemble a JRC.

(b)                 Initially, the JRC shall be composed of at least two, but no more than four, representatives of each Party, with an equal number appointed by each Party.

(c)                 A JRC representative appointed by Zomedica shall be the chairperson of the JRC, who shall initially be appointed upon written notice from Zomedica to CTX within thirty (30) days after the Effective Date.

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(d)                 Each Party will provide a list of its representatives to the other Party within thirty (30) days after the Effective Date. Each Party will promptly notify the other Party in writing of any change in its appointed representatives.

(e)                 Each Party may invite “non-representative” employees and consultants to attend meetings of the JRC, subject to their agreement, who are bound to obligations of confidentiality, non- use, and assignment of inventions similar to those of that Party’s members of the JRC.

(f)                  Any members of CTX on the JRC or invited to attend a JRC meeting by CTX pursuant to section4.1 (e), shall not be affiliated with any company, academic, research institution or other entity other than CTX except as disclosed to Zomedica. To the extent that any have an affiliation with another company, academic or research institution or other entity, CTX represents, warrants and covenants that they are under contract with CTX and would serve on the JRC and/or attend a JRC meeting pursuant to their position with CTX only and their contributions to the JRC would not be subject to any rights (including any Intellectual Property ownership rights) of any of their other affiliations or appointments.

4.2	Decision-making and Dispute Resolution.

(a)                 Decision-making of the JRC will be by majority vote of the members. Dissenting members have the right to record his or her reasons for his or her position.

(b)                 The JRC shall use reasonable efforts to reach consensus concerning matters within its responsibilities, in accordance with the goal of achieving the objectives of the Research Plan as efficiently and expeditiously as possible.

(c)                 If the JRC does not reach a decision by majority or consensus on any matter within the JRC’s responsibilities (a “Deadlocked Matter”) within a period of fourteen (14) days, or such other period as the Parties may agree in writing, after it has met and attempted to reach such decision or consensus or if a decision has to be made with regard to any disclosures made by CTX to Zomedica post-dissolution of the JRC under Section 7.4 , then the Deadlocked Matter shall escalate to Zomedica’s CEO who shall attempt to resolve the matter in discussion with CTX’s CEO and if resolution cannot be reached promptly the decision of Zomedica’s CEO on such disagreement shall be final and binding upon the Parties, provided that Zomedica may not exercise such final decision-making authority to require CTX to violate any Law or any agreement it has with any Third Party.

4.3    Meetings; Subcommittees. The JRC will hold its first meeting within thirty (30) days of the Effective Date. While in existence, the JRC will meet biweekly (every two (2) weeks) and at a minimum monthly. Each Party will bear its own costs relating to any JRC meeting. Meetings of the JRC are effective only if at least one representative of each Party is present at the meeting or participating by teleconference. The Parties will endeavor to schedule meetings of the JRC at least two (2) months in advance. The JRC may, as necessary or appropriate and agreed to by the JRC, establish subcommittees and delegate tasks within its authority as expressly provided for hereunder to such subcommittees (each, a “Subcommittee”).

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4.4    Responsibilities. The JRC shall oversee the activities of the Parties under this Agreement. In particular, the JRC shall:

(a)                 review and discuss the Research Plan objectives and progress under the Research Programs including communicate functional endpoints and metrics and ensure that the parties are fully informed as to work being performed, results obtained, issues raised and solutions identified;

(b)                 work cooperatively to monitor, coordinate and oversee the performance and scientific progress of the Research Plan;

(c)	review and discuss the results of the Research Plan;

(d)	discuss and approve proposed amendments to the Research Plan;

(e)                 resolve matters presented to it by any Subcommittee, in each case, that is within the scope of responsibilities delegated to the respective Subcommittee by the JRC under this Agreement and subject to final decision-making authority set forth in Section4.2; and

(f)                  perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as mutually agreed upon by the Parties in writing.

4.5    Dissolution of the JRC. The JRC shall automatically dissolve and have no further responsibilities or authority after such time as the activities to be conducted under the Research Plan have been completed (or such other time as agreed by the Parties).

5.	Regulatory Matters

After such time as it has exercised the Option, Zomedica shall:

(a)                 have sole responsibility for all Development, regulatory and commercialization activities with respect to the Collaboration Compounds that are subject to the License and Licensed Products, including establishing and maintaining the global safety database of adverse events and relevant safety information in the Field for the Collaboration Compounds that are subject to the License and Licensed Products, communications and meetings with Regulatory Authorities, seeking and obtaining Regulatory Approvals (including pricing approvals); and

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[*Confidential Treatment will be requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], will be filed separately with the Securities and Exchange Commission.]

(b)                 own all regulatory filings relating to Collaboration Compounds that are subject to the License and Licensed Products.

6.	Payments

6.1.	Research Funding and Payments Under the License.

(a)	Payments and Reconciliation.

(i)                   A one-time upfront, non-creditable, non-refundable cash payment of $20,000 as a technology access fee shall be payable by Zomedica to CTX within ten (10) Business Days of the Effective Date.

(ii)                 CTX shall not invoice Zomedica under the Research Plan Budget for more than what is set out in Schedule A.

(iii)	All payments as set out in Schedule A, or as otherwise agreed to by the Parties.

(b)	Royalty Term. With respect to any Licensed Product from a particular Project, royalties payable under this Section shall be paid on a Licensed Product-by-Licensed Product and country-by-country basis on Net Sales of a Licensed Product in a country during the Royalty Term.

(c)	Royalty Payments. Zomedica shall pay royalties to CTX on a Licensed Product- by-Licensed Product and county-by-country basis [*] of Net Sales on aggregate annual Net Sales of each Licensed Product in such country for all Indications by Zomedica, directly and through its Affiliates and its and their respective licensees and sublicensees, in each Calendar Year during the applicable Royalty Term as due and to be paid Quarterly from the date of first sale of the Licensed Product.

(d)	Off-Set for Third-Party License Payments. In the event that Zomedica or its sublicensees is required to obtain one or more licenses under Patent Rights of any Third Party(ies) that in the absence of such license(s), would be infringed by the manufacture, use or sale of a Licensed Product in such country, then Zomedica shall be entitled to a credit against the royalty payments due to CTX hereunder on sales in such country of an amount equal to fifty percent (50%) of the royalties and other payments paid to such Third Party on sales in such country, provided that such credit will not exceed fifty percent (50%) of the royalties of the royalty payments due under the License on sales in such country. In the event that Zomedica makes such a determination, it shall advise CTX in writing of the grounds for its determination. If CTX believes that Zomedica’s determination is not commercially reasonable in light of such grounds and Zomedica disagrees, the Parties shall mutually select independent patent counsel in the relevant jurisdiction to provide a legal opinion as to whether, more likely than not, a court or other body of competent jurisdiction would determine that the sale or use of the Licensed Product would infringe the Third Party Patent Rights in such country. If the independent counsel renders an opinion that it is more likely than not that a court would so determine, then Zomedica shall be entitled to the royalty credit, otherwise, Zomedica shall be required to obtain such a holding through litigation, arbitration, or another appropriate legal proceeding to be entitled to the royalty credit.

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(e)	Royalty Report. Commencing with the First Commercial Sale of any Licensed Product, Zomedica shall provide to CTX, written reports including the applicable milestone or royalty payment due, within forty five (45) days following the end of each Calendar Quarter for which royalties are due, setting out (i) the Net Sales in each country of each Licensed Product sold by Zomedica, its Affiliates and sublicensees during the Calendar Quarter; (ii) a calculation of the amount of royalties due on Net Sales during such Calendar Quarter; (iii) the exchange rates used, if any, in determining the amount due or performing any necessary currency conversion; and (iv) any withholding taxes required to be paid from such royalties (a “Quarterly Royalty Report”). The information in the Quarterly Royalty Report will be deemed Zomedica’s Confidential Information.

(f)	Paid-Up Exclusive License Upon Expiration of Royalty Term. Upon the expiration of the Royalty Term, Zomedica shall have a fully paid, irrevocable, exclusive license under the Licensed Technology with respect to the Licensed Products without any further obligation to pay any royalties.

(g)	Records and Audits. CTX shall keep adequate books and records of accounting for all expenses incurred. For the seven (7) years following the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the completion of the Research Plan, such books and records of accounting shall be kept at each of their principal place of business and no more than once per Calendar Year (unless Zomedica is required to respond to or by a Government Authority) will be open for inspection during normal business hours upon at least forty-five (45) days prior written notice by an independent certified accountant selected by Zomedica at Zomedica’s expense, and which is reasonably acceptable to CTX, for inspecting expenditure under the payments made by Zomedica under this Agreement. Such accountant shall have executed and delivered to CTX, a customary confidentiality agreement as reasonably requested by CTX. The results of such inspection, if any, will be shared by the accountant with Zomedica and CTX at either of CTX’s or Zomedica’s request, and are binding on both Zomedica and CTX. Any overbillings, at Zomedica’s choice, are to be paid either by being credited on the following Calendar Quarter’s invoice or reimbursed to Zomedica via check within forty-five (45) days of notification of the results of such inspection. Any underpayments are to be included in the following Calendar Quarter’s invoice or paid separately consistent with the means in which Zomedica pays CTX. Zomedica shall pay for any such inspections, except that in the event there is a downward adjustment in billed expenses shown by such inspection of more than five percent (5%) of the amount billed over the period audited, CTX shall reimburse Zomedica for any reasonable out-of- pocket costs of such accountant or related to such inspection. No Calendar Year will be subject to audit under this Section (d)(g) more than once unless Zomedica is required to so to respond to or by a Government Authority.

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(h)	Application of Funding and Overages. All funds paid to CTX will be applied solely to the work described in the Research Plan. Any expenses incurred by CTX that are above the Research Plan Budget will be the sole responsibility of CTX. Within sixty (60) days of the termination or completion of the Research Plan, CTX shall provide Zomedica with a final financial accounting of all costs incurred and all funds received by CTX in exchange for providing rights to Zomedica under the terms of this Agreement.

(i)	Currency Used and Exchange Rates. All currency amounts in this Agreement are expressed in US Dollars and all payments to be made by Zomedica to CTX under this Agreement shall be made in US Dollars by wire transfer in immediately available funds to a bank and account designated CTX herein. When conversion of amounts received by Zomedica in any currency other than Dollars is required, such conversion shall be calculated using the rate of exchange using the following methodology:

(i)                   The calculation of royalty payments and sales milestones will be made in United States Dollars regardless of the countries in which sales are made. Net Sales made in currencies other than Dollars will be converted into Dollars using a fixed exchange rate (subject to periodic adjustments as described below). The fixed exchange rate will apply to all payments related to the Net Sales during the period for which that fixed exchange rate applies independent of the actual invoice date.

(ii)                 Exchange rates for all payments under this Agreement will be fixed as of September 30th for a period of twelve (12) months forward, which is to commence the first business day of the next Calendar Year. The exchange rates will be fixed based on the close price exchange rates published in the Wall Street Journal for September 30th, where “close price” refers to the United States dollar/foreign currency exchange rates as published by the Wall Street Journal for September 30th (or the next business day if rates for September 30th are unavailable) of a given year.

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(iii)                Exchange rates will reset annually based again on the applicable close price exchange rates. The reset exchange rates shall apply to all payments based on Net Sales after the reset date for the next twelve-month period and in no event shall such reset exchange rates be applicable to payments based on Net Sales in prior periods.

(j)	Taxes.

(i)                   Zomedica will make all payments to CTX under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by Law in effect at the time of payment. The Parties agree to use commercially reasonable efforts to minimize any withholding or similar Tax imposed upon payments payable under this Agreement and to consult in good faith before taking any action that is reasonably expected to result in the application of a withholding or similar Tax imposed upon payments payable under this Agreement.

(ii)                 Any Tax required to be withheld on amounts payable under this Agreement will promptly be paid by Zomedica on behalf of CTX to the appropriate governmental authority, and Zomedica will furnish CTX with proof of payment of such Tax. Any such Tax required to be withheld will be an expense of and borne by CTX.

(iii)                If Zomedica had a duty to withhold Taxes in connection with any payment it made to CTX under this Agreement and Zomedica paid such Taxes (the “Assessed Amount”), then Zomedica will notify in writing it paid such Taxes, which notice will be a copy of the assessment and proof of payment including any other relevant documentation. Zomedica may offset the Assessed Amount against the immediately following payments owing to CTX until such Assessed Amount has been fully satisfied.

(iv)                Zomedica and CTX will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Zomedica to secure a reduction in the rate of applicable withholding taxes. On the date of execution of this Agreement, CTX shall provide any tax forms required to be completed for this transaction, including if applicable deliver to Zomedica an accurate and complete Internal Revenue Service Form W-8BEN-E certifying that CTX is entitled to the applicable benefits under the Income Tax Treaty between Canada and the United States.

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(v)                 All payments due to CTX from Zomedica pursuant to this Agreement shall be paid exclusive of VAT and similar commodity taxes. To support the zero-rating treatment for VAT purposes of any services, intellectual property rights or intangible personal property supplied by CTX to Zomedica herein.

(k)	Audits. During the Royalty Term and for a period of the longer of: (a) the length of time required to retain such records in accordance with applicable Law and (b) seven (7) years thereafter, Zomedica shall keep (and shall cause its Affiliates and sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Licensed Products in sufficient detail to permit CTX to confirm accuracy of all royalties due hereunder. CTX shall have the right to cause an independent, certified public accountant reasonably acceptable to Zomedica to audit such records to confirm Net Sales, royalties and other payments for a period covering not more than the preceding seven (7) years during the Royalty Term. Such audits may be exercised during normal business hours upon reasonable prior written notice to Zomedica. Prompt adjustments will be made by the Parties to reflect the results of such audit. CTX shall bear the full cost of such audit unless such audit discloses an underpayment by Zomedica of more than five percent (5%) of the aggregate amount of royalties or other payments due for such audited period, in which case, Zomedica shall bear the full cost of such audit and shall remit to CTX the amount of any underpayment within forty five (45) days after receipt of an invoice from CTX. All information in such records will be deemed Zomedica’s Confidential Information.

(l)	Invoicing. With respect to any Calendar Quarter for which CTX is entitled to payment pursuant to Section 6.1(a)) with respect to a portion of the Research Plan Budget, CTX shall provide an invoice to Zomedica within thirty (30) days of the end of each Calendar Quarter accompanied by the relevant report submitted by CTX to the JRC. Within sixty (60) days of the date such invoice is provided by CTX to Zomedica (or any other invoice that may be submitted pursuant to this Agreement), Zomedica shall pay CTX the aggregate amounts set forth in such invoice unless Zomedica disputes a portion thereof of in good faith (in which event Zomedica shall pay the undisputed portion thereof). Invoices shall provide sufficient detail and supporting documentation for and including breakdown of all relevant expenses. Any payments or portions thereof due by Zomedica to CTX hereunder which are not paid when due shall bear interest at the Contract Interest Rate (based on a 365-day year), calculated on the number of days such payment is delinquent. This Section 6.1(l) shall in no way limit any other remedies available to CTX.

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(m)	Manner of Payment. All payments to be made by a Party to another Party hereunder shall be by wire transfer to the relevant bank account detailed below or such other bank account as a Party (as applicable) may designate in writing from time to time during the Term.

7.	Intellectual Property

7.1.              Data and Information.

(a)                 All data and other Information generated from the Research Plan shall be owned as determined by the laws of the United States, including patent laws irrespective of where generated or the invention takes place subject to the following:

(i)                   Subject to (ii), as Zomedica is conducting and funding the research under the Research Plan, Zomedica shall own all data and other information generated from the Research Plan or collected by Zomedica.

(ii)                 CTX shall have access to but shall not own health (animal or human) data generated from the Research Plan or the research and development partnership pursuant to this Agreement unless the data supports intellectual property where CTX or CTX personnel are named as inventors.

(iii)                It is understood that the activities conducted under this Agreement are directed to Zomedica creating commercial products for the animal health industry and for CTX to have access to data that may further the development of human cosmetic and pharmaceutical products. Should the data collected and/or funded by Zomedica directly lead to commercialization for a human market, the Parties shall negotiate in good faith a license and payment to Zomedica from CTX.

7.2.	Publication.

(a)                 Zomedica is a public company and with its shareholders’ interests in mind, without limitation of Section 7.1, neither Party shall publish or disclose any data or other Information arising from the Research Plan without scientific review and prior written approval by the other Party; provided that such restrictions shall not apply to Zomedica (i) with respect to the information it owns, Controls or (ii) after such time as Zomedica has exercised the Option.

(b)                 A Party wishing to publish or disclose any such data or other Information shall provide a copy of the proposed publication/disclosure to the other Party sixty (60) days prior to the proposed submission date for the publication/disclosure. Within the sixty (60) day period, the other Party may request that the Party redact either Party’s Confidential Information, or prior to submission for publication/disclosure, the other Party may request an additional sixty (60) days in order for the other Party to prepare and file any provisional or non-provisional patent application on any invention identified in the proposed publication. Although, the Parties shall have said full period to review the other Party’s proposed publications, they will in good faith endeavor to review the materials in a shorter time frame if possible.

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7.3.	Ownership of Intellectual Property.

Each Party shall retain ownership over its Background IP. Otherwise, Ownership and inventorship of Intellectual Property, whether or not patentable, will be determined in accordance with principles of US laws, including US patent law based on inventorship, irrespective of where the invention takes place and final determination by the JRC as per Section 4.2. The Parties shall abide by the ownership decision of the JRC and execute or cause to execute assignments and other documents as may be required to effect this ownership determination. All Intellectual Property generated by either Party relating to Animal Health shall have relevance under this Agreement. Notwithstanding the foregoing, ownership of Intellectual Property will be determined in accordance with the provisions of this Agreement and Section 7.3.

7.4.	Invention Disclosure.

Prior to the earlier of: (i) the dissolution of the JRC pursuant to Section 4.5, and (ii) the expiry or termination of this Agreement in accordance with its terms, each Party shall promptly disclose to the other Party and the JRC all inventions arising from the Research Plan that any of its Affiliates or subcontractors discovers or reduces to practice in performing the research contemplated in the Research Plan. However, CTX’s obligation to disclose to Zomedica any Intellectual Property arising from the Research Plan shall survive dissolution of the JRC and termination of this Agreement.

7.5.	Prosecution of Patents.

(a)                 Subject to 7.5(b) and (c), CTX shall be responsible for the Prosecution and Maintenance and costs of all Patent Rights owned or Controlled by CTX, including those that are part of the Licensed Technology (the “Licensed Patent Rights”) using outside counsel chosen by CTX.

(b)                 Consultation. CTX shall provide Zomedica with copies of all substantive documents relating to the Prosecution and Maintenance of the Licensed Patent Rights in sufficient time for Zomedica to review such documents and comment thereon, if desired by Zomedica, which comments CTX shall reasonably consider before taking action and in any event with respect to UC Technology, at least the same rights CTX has with regard to same under the UC Agreement.

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(c)                 Zomedica shall be responsible and the ultimate decision maker (including the right not to file, pursue, to discontinue, and abandon any Patent Rights or potential Patent Rights) for the Prosecution and Maintenance of its own Background Intellectual Property and any Intellectual Property arising from the Research Plan, including any joint Intellectual Property, such Patent Rights that comprise the Licensed Technology and subject to the UC Agreement. CTX shall cooperate fully with Zomedica at Zomedica’s request in the Prosecution and Maintenance of any Intellectual Property including the execution of any documents. With respect to any joint Intellectual Property (including any Intellectual Property that may not be fully owned or licensed to Zomedica due to example rights of others outside the Field in same) or Intellectual Property owned by Zomedica that may be licensed in whole or in part to CTX, the parties shall apportion the costs of the Prosecution and Maintenance of the Intellectual Property accordingly.

7.6.	Enforcement.

(a)	Notice.

(i)                   Each Party shall notify the other promptly of any apparent, threatened, or actual infringement by a Third Party of any Patent Rights licensed under this Agreement, or misappropriation of any trade secret or Know-How licensed under this Agreement, of which the Party becomes aware. Each Party shall also notify the other Party of any notice of alleged infringement by it received from a Third Party regarding the activities under this Agreement to the extent that it may affect the rights and obligations of the other Party under this Agreement.

(ii)                 The notifying Party shall promptly furnish the other with all known details or evidence of such infringement or misappropriation.

(iii)                Each Party shall notify the other within seven (7) days of any third party communications pertaining to any such Patent Rights that the Party receives as patent owner or as the marketing authorization holder pursuant to the United States Drug Price Competition and Patent Term Restoration Act of 1984 or equivalent regime in any other country, such third party communications including notices pursuant to §§ 101 and 103 of such act from third parties who have filed an abbreviated NDA (ANDA) or NADA (ANADA) or a paper NDA or NADA.

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(b)	Enforcement/Defense.

(i)                   Until the earlier of (A) the exercise of the Option and (B) the termination or expiry of this Agreement in accordance with its terms, each Party shall be responsible for bringing any enforcement action or suit on account of any third party infringement of any Patent Right and any defense of any claim of infringement by any Third Party against it by counsel of its own choice provided that each Party shall provide notice of any such enforcement action or suit to the other Party and each Party shall provide such assistance to the other Party with respect to such enforcement action or suit as may be reasonably requested in the circumstances.

(ii)                 Upon and after the due exercise of the Option, Zomedica shall have the initial right, at its expense and in its own name or in the name of CTX (or any other Affiliate as the case may be), for bringing any enforcement action or suit on account of any such third party infringement of any Patent Right by counsel of its own choice, and CTX shall cooperate with Zomedica as Zomedica may reasonably request in connection with any such legal action, including by becoming a party to such action at Zomedica’s cost, and Zomedica shall reimburse CTX for its out-of-pocket costs reasonably incurred in connection with rendering such assistance.

(iii)                If Zomedica declines to initiate an enforcement action it shall notify CTX, who in such event (or in the event Zomedica does not commence an enforcement action within 120 days after notice from CTX or such shorter period as will not prejudice CTX’s ability to initiate, maintain or pursue such action) shall thereafter have the right (but not the obligation) at CTX’s expense and in its own name, to initiate such action by counsel of its choice, and Zomedica shall cooperate with CTX as CTX may reasonably request, including by becoming a party to such action at CTX’s cost, and CTX shall reimburse Zomedica for its out-of-pocket costs reasonably incurred in connection with rendering such assistance.

(iv)                A settlement or consent judgment or other voluntary final disposition of an action brought by a Party under this section or in an action brought by a Third party against a Party may be entered into without the consent of the other Party, provided that such settlement, consent judgment, or other disposition does not admit the invalidity or unenforceability of any Intellectual Property Rights Controlled by the other Party or the infringement of any Third Party Patent Rights by the other Party, and provided further that any rights granted to a third party to continue any activity upon which such action was based in such settlement, consent judgment, or other disposition shall be limited to the product or activity that was the subject of the action.

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(v)                 Any damages or recovery obtained as a result of such action, whether by judgment, award, decree or settlement, shall be allocated, firstly, to reimbursement of the Party who brought the action for its out-of-pocket expenses incurred in bringing such suit or proceeding (including any advisory counsel) (provided that it has reimbursed the other Party for its out-of-pocket expenses incurred in providing assistance as provided for above), and secondly, the balance to the Party who brought such suit or proceeding, except that in the event a court awards Zomedica any recovery of lost profits for any lost Net Sales of Licensed Products on account of any such third party infringement of Licensed Patent Rights, Zomedica shall owe CTX royalties based on such award of lost Net Sales as determined in accordance with the License, as the case may be, but only after Zomedica has been reimbursed for any out-of-pocket costs including counsel’s fees. To the extent that the proceeding relates to any defence against an alleged infringement of Third Party rights, any such costs for defending such action shall be deducted from any Net Sales or any other amounts owing by Zomedica with respect to Licensed Products.

7.7.              Infringement of Third-Party Patent Rights. The Parties shall use reasonable efforts to avoid infringing or misappropriating any Third Party’s Intellectual Property Rights in conducting any activities under this Agreement. Each Party shall promptly notify the other in the event it becomes aware of any patent rights controlled by a third party that may pertain to any such activities of the Parties.

7.8.              Patent Term Restoration. The Parties shall cooperate in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country where applicable to the Patent Rights. If elections with respect to obtaining such patent term restoration for any Patent Right exclusively licensed to Zomedica are to be made, Zomedica shall have the right to make the election to seek patent term restoration or supplemental protection and CTX shall abide by such election.

7.9.              Employee Agreements. Prior to beginning work relating to any aspect of the subject matter of this Agreement and/or being given access to Confidential Information of the other Party, each appropriate employee, consultant and/or agent of CTX and Zomedica shall have signed or shall be bound to a commercially reasonable non-disclosure and/or invention assignment agreement. Each Party will be responsible for any compensation or payment to its employees, contractors or agents in connection with the invention of any Patent Right.

7.10.           Cooperation. Each Party shall reasonably cooperate with the other Party in the Prosecution and Maintenance of the Patent Rights pursuant to this Agreement. Such cooperation includes promptly executing all documents, or requiring inventors, subcontractors, employees, former employees (to the extent reasonably available) and consultants and agents to execute all documents, as reasonable and appropriate so as to enable the Prosecution and Maintenance or enforcement of any such Patent Rights in any country.

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8.	Confidentiality.

8.1.              Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing or required as a condition of sublicense, the Parties agree that, during the Term and for ten (10) years thereafter (except for Know-How, which shall be perpetual), the receiving Party will keep confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”). Further, subject to Authorized Disclosures of Section 8.2, CTX shall keep Zomedica’s Confidential Information confidential until the information is no longer confidential. To the extent that Zomedica will be conducting and funding the research pursuant to the Research Plan, all information generated thereunder shall be the Confidential Information of Zomedica. Notwithstanding the foregoing, Confidential Information will not include any information to the extent that it can be established by written documentation by the receiving Party that such information:

(a)                 is obtained or was already known by the receiving Party or its Affiliates as a result of disclosure from a Third Party that the receiving Party neither knew nor should have known was under an obligation of confidentiality to the disclosing Party with respect to such information;

(b)                 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party through no act or omission of the receiving Party or its Affiliates in breach of this Agreement;

(c)                 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement; or

(d)                 is independently discovered or developed by the receiving Party or its Affiliates (without reference to or use of Confidential Information of the disclosing Party) as demonstrated by the receiving Party’s documented evidence prepared contemporaneously with such independent Development or other equally competent evidence.

8.2.              Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party solely as follows:

(a)                 Each Party or its Affiliates each may disclose Confidential Information that it has received hereunder to their Affiliates and to those of the personnel and subcontractors of them and their Affiliates who have a need to such information in order to carry out the work under the Research Plan, perform activities under Article 7 (Intellectual Property) or allow Zomedica to exercise its Option and who are themselves under a duty of confidentiality;

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(b)                 under appropriate confidentiality provisions substantially equivalent to those in this Agreement: (i) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, and (ii) to the extent it believes such disclosure is reasonably necessary in conducting the activities contemplated under this Agreement;

(c)                 to the extent such disclosure is to a Governmental Authority as reasonably necessary in filing or prosecuting patent applications in accordance with this Agreement, prosecuting or defending litigation in accordance with this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement, filing regulatory filings, obtaining Regulatory Approval or fulfilling post-approval regulatory obligations for a Collaboration Compound containing product, or otherwise required by Law, provided, however, that if a Party is required by Law or the rules of any securities exchange or automated quotation system to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in the case of each of the foregoing, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed;

(d)                 to advisors (including to its directors, managers, members, officers, employees, attorneys, accountants, bankers, financial advisors, subcontractors or consultants) or funding agencies (including that of any Government), to potential investors, financers, licensees/licensors, partners, collaborators, and parties involved in any other business transactions, including any mergers and acquisitions, who themselves would be under a duty of confidentiality or as may otherwise be required under applicable Law including any security laws, under appropriate confidentiality provisions or professional standards of confidentiality substantially equivalent to those of this Agreement; or

(e)	to the extent mutually agreed to by the Parties.

8.3.              Confidential Treatment of Terms and Conditions. Subject to the exceptions set out in Section 8.2, neither Party shall disclose the terms and conditions of this Agreement except as may be required by Law or as necessary to effect terms of this Agreement, including Zomedica’s Option pursuant to Section 3.2 (Option Exercise).

8.4.              Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties:

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(a)                 share a common legal and commercial interest in such disclosure that is subject to such privileges and protections;

(b)                 may become joint defendants in proceedings to which the information covered by such protections and privileges relates;

(c)                 intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and

(d)                 intend that after the Effective Date both the receiving Party and the disclosing Party will have the right to assert such protections and privileges.

9.	Representations, Warranties and Covenants

9.1.              Mutual Representations and Warranties. In addition to the representations and warranties made by a Party elsewhere in this Agreement, each Party hereby represents and warrants to the other Party that:

(a)                 As of the Effective Date, it is duly organized and validly existing under the Laws of its jurisdiction of organization and it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement;

(b)                 As of the Effective Date, this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms; the execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, by which it is bound, nor to its knowledge as of the Effective Date violate any Law; and the person or persons executing this Agreement on such Party’s behalf have been duly authorized to do so by all requisite corporate action;

(c)                 As of the Effective Date, it has sufficient legal right and/or beneficial title or ownership of its respective intellectual property to grant the licenses to the other Party as purported to be granted pursuant to this Agreement.

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9.2.              CTX Representations, Warranties and Covenants. In addition to the representations and warranties made by CTX above and elsewhere in this Agreement, CTX hereby represents, warrants, and covenants to Zomedica that:

(a)                 As of the Effective Date, it has, or will have during the Term of this Agreement, the full right, power and authority to grant to Zomedica the licenses hereunder granted in this Agreement;

(b)                 As of the Effective Date, there is no suit or legal proceeding pending or threatened in writing with respect to the Background Intellectual Property;

(c)                 As of the Effective Date, CTX has not entered, and during the Term, will not enter, into any written agreement with a Third Party that conflicts with the rights granted to Zomedica hereunder or CTX’s ability to fully perform its obligations hereunder;

(d)                 Except for the UC Agreement or as contemplated by the Research Plan, prior to the Effective Date, CTX has not entered into any written agreement with a Third Party to conduct research with respect the Technology in the Field and CTX is not collaborating with any Third Parties for the Development of Products in the Field;

(e)                 Subject to Section 9.2(d), as of the Effective Date, CTX has not granted any rights to Third Parties to the Technology in the Field or the Collaboration Compounds;

(f)                  Schedule B accurately lists all Technology owned or Controlled by CTX as of the Effective Date;

(g)                 Pursuant to the UC agreement, CTX owns or has exclusively licensed from UC or has otherwise licensed to CTX sufficient rights to ensure that Zomedica will fully enjoy the licensing rights contemplated by this Agreement, all right, title and interest in and to all Intellectual Property relating to the Field that was created or Controlled by CTX prior to the Effective Date of this Agreement, including those compounds and the Technology listed in Schedule B, and true and correct copies of the agreements or other instruments effecting such assignment have been provided to Zomedica;

(h)                 CTX represents and warrants that the Technology, including the UC Technology is in good standing and that neither CTX or UC is in beach of same and throughout the term of this Agreement, CTX covenants that it will maintain and not be in breach of the UC Agreement throughout the Term of this Agreement, including the exercise of any option or license and that the Technology will be maintained in good standing. CTX shall promptly notify Zomedica if this covenant is no longer or potentially no longer true.

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(i)                   CTX represents and warrants that its representatives on the JRC and those contributing and conducting activities under this Agreement on behalf of CTX including the Research Plan all have a duty to assign their rights and contributions with respect to any Technology or Intellectual Property developed pursuant to this agreement to CTX and/or Zomedica and to no other party.

9.3.              Disclaimer of Warranties. EXCEPT AS OTHERWISE SET FORTH IN ARTICLE 9 OF THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE PATENT RIGHTS, INFORMATION AND ANY OTHER SUBJECT MATTER RELATING TO THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

10.	Limitations of Liability; Insurance

10.1.           Limitations of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, MULTIPLE, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FOR ANY LOSS OR INJURY TO A PARTY'S PROFITS OR GOODWILL, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), EVEN IF SUCH PARTY WAS ADVISED OR OTHERWISE AWARE OF THE LIKELIHOOD OF SUCH DAMAGES, EXCEPT WITH RESPECT TO CONSEQUENTIAL DAMAGES (WHICH IN NO EVENT WILL INCLUDE ANY PUNITIVE DAMAGES) AWARDED TO A PARTY THAT THE NON-BREACHING PARTY DEMONSTRATES RESULTED FROM A BREACH OF SECTION 8.1 (CONFIDENTIALITY; EXCEPTIONS), OR SECTION 8.2 (AUTHORIZED DISCLOSURE). NOTHING IN THIS SECTION 10.1 (LIMITATIONS OF LIABILITY) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER ARTICLE 11 (INDEMNIFICATION) WITH RESPECT TO ANY DAMAGES PAID BY THE OTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM OR ANY DAMAGES OR CLAIMS BY CTX TO ZOMEDICA IN THE CASE THAT CTX BREACHES THE UC AGREEMENT OR THE UC AGREEMENT IS OTHERWISE TERMINATED.

10.2.           Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in animals or human subjects or commercially distributed or sold. CTX represents and warrants that it has such insurance in effect as of the Effective Date and has provided to Zomedica a copy of the certificate of insurance evidencing such insurance on or prior to the Effective Date. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under Article 11. Each Party shall provide the other with written evidence or written confirmation of such insurance upon request. Each Party shall provide the other with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

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11.	Indemnification.

11.1.           Indemnification by CTX. CTX hereby agrees to defend, hold harmless and indemnify (collectively, “Indemnify”) Zomedica and its Affiliates, and its and their directors, officers, employees, contractors and agents (collectively, the “Zomedica Indemnitees”) from and against any liability or expense (including reasonable legal expenses, costs of litigation and attorneys’ fees), damages, or judgments, whether for money or equitable relief (collectively, “Losses”) resulting from suits, proceedings, claims, actions, demands, or threatened claims, actions or demands, in each case brought by a Third Party (each, a “Third Party Claim”) against a Zomedica Indemnitee, including, for each of clauses (a), (b) and (c), below, bodily injury, risk of bodily injury, death, property damage, and product liability Third Party Claims or the failure to comply with Law arising out of or relating to, directly or indirectly:

(a)                 CTX’s, its Affiliates or subcontractors’ (collectively, the “CTX Parties”) activities, including Development activities, under the Research Plan;

(b)                 the CTX Parties’ negligence, recklessness, intentional misconduct or intentional acts or omissions; provided that the foregoing shall not apply to any action or omission undertaken at the direction or request of any Zomedica Indemnitee outside of the Research Plan;

(c)                 CTX’s material breach of any representation, warranty or covenant set out in this Agreement including any breach or termination of the UC Agreement; or

(d)                 the invalidity or other failure of the license included in the UC Agreement to be enforceable or to convey to CTX the right to license to Zomedica the UC Technology that is subject to such license upon exercise of the Option by Zomedica for any reason, whether by virtue of a challenge to such power of attorney or any claim relating to such power of attorney that may be asserted by UC or any third party, a breach of such power of attorney by UC or otherwise.

CTX’s obligation to Indemnify the Zomedica Indemnitees pursuant to this Section 11.1 shall not apply to the extent that any such Losses (i) arise from the negligence or intentional misconduct of any Zomedica Indemnitee; (ii) arise from any material breach by Zomedica of this Agreement; or (iii) arising out of Zomedica’s activities under the Research Plan.

11.2.           Indemnification by Zomedica. Zomedica hereby agrees to Indemnify CTX and its Affiliates, and its and their directors, officers, employees, contractors and agents (the “CTX Indemnitees”) from and against any and all Losses resulting from Third Party Claims, including, for each of clauses (a), (b) and (c), below, bodily injury, risk of bodily injury, death, property damage, and product liability Third Party Claims or the failure to comply with Law arising out of or relating to, directly or indirectly:

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(a)                 Zomedica’s, its Affiliates’, sublicensees’, wholesalers’, distributors’ or sub- contractors’ (collectively, the “Zomedica Parties”) activities (including Development) under the Research Plan, use, Development, manufacture, commercialization, transfer, labeling, handling or storage, promotion, marketing, distribution, offer for sale, sale, import or export of any Licensed Product in the Territory;

(b)                 the Zomedica Parties’ negligence, recklessness, intentional misconduct or intentional acts or omissions; provided that the foregoing shall not apply to any action or omission undertaken at the direction or request of any CTX Indemnitee outside of the Research Plan; or

(c)                 Zomedica’s material breach of any representation, warranty or covenant set out in this Agreement.

Zomedica’s obligation to Indemnify the CTX Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses (i) arise from the negligence or intentional misconduct of any CTX Indemnitee; (ii) arise from any material breach by CTX of this Agreement; or (iii) arising out of CTX’s activities under the Research Plan.

11.3.           Claim for Indemnification. Whenever any Claim or Loss arises for which a Zomedica Indemnitee or a CTX Indemnitee (the “Indemnified Party”) may seek indemnification under this Article 11 (Indemnification), the Indemnified Party will promptly notify the other Party (the “Indemnifying Party”) of the Claim or Loss and, when known, the facts constituting the basis for the Claim or Loss; provided, however, that the failure by an Indemnified Party to give such notice or to otherwise meet its obligations under this Section 11.3 (Claim for Indemnification) does not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party has exclusive control of the defense and settlement of all Claims for which it is responsible for indemnification and shall assume the defense thereof at its own expense promptly upon notice of such Claim or Loss. The Indemnified Party shall not settle or compromise any Claim by a Third Party for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party is in breach of its obligation to defend hereunder. In no event can the Indemnifying Party settle any Claim without the prior written consent of the Indemnified Party if such settlement does not include a complete release from liability on such Claim or if such settlement would involve undertaking an obligation other than the payment of money, would bind or impair the Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of the Indemnified Party is invalid or unenforceable.

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The Indemnified Party shall reasonably cooperate with the Indemnifying Party at the Indemnifying Party’s expense and shall make available to the Indemnifying Party reasonably requested information under the control of the Indemnified Party, which information is subject to Article 8 (Confidentiality). The Indemnifying Party shall permit the Indemnified Party to participate in (but not to control) the Third Party Claim through counsel of its choosing (to the extent it has the ability to do so). Notwithstanding any other provision of this subsection, if an Indemnified Party withholds consent to a bona fide settlement offer, where but for such action, the Indemnifying Party could have settled such Claim, the Indemnifying Party shall be required to indemnify the Indemnified Party only up to a maximum of the bona fide settlement offer for which the Indemnifying Party could have settled such Claim.

12.	Term and Termination.

12.1.           Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, shall expire at the later of:

(a)                 Thirty-six (36) months from the Effective Date;

(b)	the expiration of the Option Period; and

(c)                 if Zomedica exercises the Option, on a country-by-country basis and Product-by- Product basis until the expiry of the Royalty Term for such Product in such country.

(such time period, the “Term”)

12.2.	Termination by CTX.

(a)                 CTX may terminate this Agreement upon written notice to Zomedica:

(i)                   Breach. In the event of any material breach by Zomedica of this Agreement; provided that CTX provides notice of such breach to Zomedica specifying the nature of the alleged breach and such breach has not been cured by Zomedica within ninety (90) days after such notice thereof;

(b)                 If CTX has the right to terminate this Agreement for any reason under this Section 12.2, then CTX may, in its sole discretion, terminate this Agreement solely with respect to one or more countries (each, a “Terminated Country”) in the Territory or one or more Licensed Products (each, a “Terminated Product”); provided that if CTX is terminating less than all of the countries in the Territory or less than all of the Licensed Products, then CTX shall specify the Terminated Countr(y)/(ies) and Terminated Product(s), as applicable, in CTX’s termination notice to Zomedica.

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12.3.	Termination by Zomedica.

(a)                 Breach. In the event of any material breach by CTX of this Agreement, Zomedica may terminate this Agreement upon delivery of written notice to, provided that Zomedica provides notice of such breach to CTX specifying the nature of the alleged breach and such breach has not been cured within ninety (90) days after such notice thereof.

(b)                 Termination for Convenience. Zomedica shall have the right to terminate this Agreement in its entirety, or on a Licensed Product-by-Licensed Product or country-by-country basis at its sole discretion, for any reason or no reason, with or without cause, upon providing CTX ninety (90) days’ prior written notice of such termination.

12.4.	Termination for Insolvency or Bankruptcy.

(a)                 Insolvency Event; Definition. Either Party may terminate this Agreement in its entirety upon providing written notice to the other Party on or after the time that such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy or makes a voluntary assignment in bankruptcy, petitions, applies for or acquiesces to the appointment of any receiver, receiver and manager, interim receiver, trustee or similar officer or official to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of or other relief for financially distressed debtors, or becomes a party to any proceeding or action of the type described above and not dismissed within ninety

(90) days of filing or released within ninety (90) days of the event(each, an “Insolvency Event”).

(b)	Bankruptcy Laws.

(i)                   All rights and licenses granted to Zomedica under or pursuant to this Agreement, including, for the avoidance of doubt, the licenses granted to Zomedica pursuant to Section 3.3, are, and shall otherwise be deemed to be, for purposes of Section 32(6) of the Companies’ Creditors Arrangement Act (Canada) (“CCAA”), Section 65.11(7) of the Bankruptcy and Insolvency Act (Canada) (“BIA”) or for purposes of Section 365(n) of the U.S. Bankruptcy Code, if applicable, and other similar laws in any jurisdiction outside of Canada (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as contemplated under the Bankruptcy Laws including, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.

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(ii)                 Upon the occurrence of any Insolvency Event with respect to CTX (the “Insolvent Party”), CTX agrees that Zomedica, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Laws.

(iii)                Further, each Party agrees and acknowledges that all payments hereunder, other than the milestone payments pursuant to Section 6.1(b) and the royalty payments pursuant to Section 6.1(c), do not constitute “obligations owing under the agreement in relation to the use of the intellectual property” as contemplated by Section 32(6) of the CCAA or Section 65.11(7) of the BIA or 365 (n)(2)(B) of the US Bankruptcy Code or relate to licenses of intellectual property hereunder.

(iv)                CTX shall, during the term of this Agreement, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property.

(v)                 Each Party agrees and acknowledges that “intellectual property” as contemplated by the Bankruptcy Laws include laboratory notebooks, cell lines, product samples and inventory, research studies and data, regulatory approvals and regulatory materials in each case to the extent related to the Licensed Products.

(vi)	It is the intention of the parties that if:

(A)                a case or proceeding is commenced during the Term by or against CTX under the Bankruptcy Laws;

(B)                 this Agreement is disclaimed as provided for under the Bankruptcy Laws; and

(C)                 Zomedica elects to retain its rights hereunder as provided for under the Bankruptcy Laws or otherwise,

then CTX (in any capacity) and its successors and assigns (including a receiver, interim receiver or trustee in bankruptcy and any assignee thereof of any right or power of attorney that CTX may have or may exercise under, or in connection with, this Agreement) including the UC Agreement, shall (x) provide to Zomedica immediately upon Zomedica’s written request copies of all such intellectual property (including embodiments thereof) held by CTX and such successors and assigns, or otherwise available to them, and (y) not interfere with Zomedica’s rights under this Agreement, or any related agreements between the Parties, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity.

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(vii)              Whenever CTX or any of its successors or assigns provides to Zomedica any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 12.4, Zomedica shall have the right to perform CTX’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by Zomedica shall release CTX from liability resulting from disclaimer of the license or the failure to perform such obligations.

(viii)             All rights, powers and remedies of Zomedica as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case or proceeding by or against CTX under the Bankruptcy Laws.

(ix)                In particular, it is the intention and understanding of the Parties that the rights granted to Zomedica under this Section 12.4 are essential to the Parties’ respective businesses and the Parties acknowledge that damages are not an adequate remedy.

(x)                 The Parties agree that they intend the following rights to extend to the maximum extent permitted by applicable Law, and to be enforceable under Section 32(6) of the CCAA and Section 65.11(7) of the BIA and the relevant provisions of the US Bankruptcy Code:

(A)                the right of access to any intellectual property (including embodiments thereof) of CTX, or any Third Party with whom CTX contracts to perform an obligation of CTX under this Agreement, and, in the case of the Third Party, which is necessary for the exploitation of Licensed Products;

(B)                 the right to contract directly with any Third Party to complete the contracted work upon failure of CTX to comply with its applicable obligations; and

(C)                 in favor of Zomedica, the right to the benefit of the exercise of any power of attorney held by CTX to grant to Zomedica the rights and licenses provided in this Agreement.

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(xi)                Further, it is the intention of the Parties that this Agreement, even if not disclaimed, be binding on any party that purchases the intellectual property licensed to Zomedica, or any power of attorney that permits such license to Zomedica, pursuant to any Bankruptcy Laws, notwithstanding any approval and vesting order that may be issued in respect of such intellectual property or power and that Zomedica receive reasonable prior notice of any motion brought pursuant to any Bankruptcy Laws to approve such sale. For greater certainty, nothing herein shall be construed as a waiver of any right that Zomedica may have to object to such sale, including on the basis that such sale of intellectual property or power is contrary to the terms of this Agreement.

12.5.	Effect of Termination or Expiration.

(a)                 Prior to Option Exercise. Prior to exercise of the Option by Zomedica, upon the effective date of termination or expiration of the Term, except as otherwise expressly provided herein, all rights and obligations of each Party hereunder shall cease, including all rights and licenses granted by a Party. Each Party shall return to the other their respective Confidential Information and Controlled Intellectual Property and Materials (provided that each Party may keep one copy of such Confidential Information for archival purposes only).

(b)                 After Option Exercise. In the event that this Agreement is terminated, in addition to any other remedies available at law or in equity:

(i)                   all licenses granted to Zomedica under this Agreement with respect to the Terminated Products and/or Terminated Countries will terminate;

(ii)                 At Zomedica’s expense (unless such termination is by Zomedica due to material breach by CTX pursuant to Section 12.3(a), in which case at CTX’s request and at its expense), Zomedica shall promptly:

(A)                return to CTX all relevant data, records and materials received from CTX and in Zomedica’s possession or Control containing CTX’s Confidential Information and related solely to the Terminated Country and to Terminated Products (provided that Zomedica may keep one copy of such Confidential Information for archival purposes only); and

(B)                 diligently wind down, according to good clinical practice, any clinical trials that are ongoing for Terminated Products in the Terminated Country at the time of notice of such termination or, at CTX’s reasonable request and expense, Zomedica will use Commercially Reasonable Efforts to assure a smooth transition to CTX, without interruption, of any ongoing clinical trials with respect to the Terminated Product being conducted by or on behalf of Zomedica (or its Affiliate or sublicensee) at the time of notice of termination which Zomedica determines to continue in compliance with the applicable Laws and ethical guidelines applicable to the transfer or termination of such studies, provided that nothing herein shall require Zomedica to undertake any new Development, manufacture or commercialization or other activities.

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[*Confidential Treatment will be requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], will be filed separately with the Securities and Exchange Commission.]

(c)                 Terminated Products. CTX shall have the right, exercisable upon written notice by CTX to Zomedica given within thirty (30) days after the effective date of termination of this Agreement, to elect all (but not less than all) of the following with respect to Terminated Products in any Terminated Country:

(i)                   Zomedica shall promptly provide to CTX copies of all material data, records and materials generated by Zomedica, its Affiliates or sublicensees to the extent related to Terminated Products in the Terminated Country.

(ii)                 If the Terminated Product is being sold at the time of termination, Zomedica will continue manufacturing the Terminated Product during a transitional period and at conditions to be mutually agreed in good faith between the Parties. In addition, in connection with any such transfer, CTX shall use Commercially Reasonable Efforts to purchase from Zomedica (or its Affiliates) Zomedica’s inventory of Licensed Product at Zomedica’s cost of goods, provided that such inventory is of marketable condition. Zomedica shall under no circumstances be obligated to continue activities which implicate a safety issue.

(iii)                Zomedica shall transfer and assign to CTX, or its licensee, all regulatory filings and Regulatory Approvals relating to, or necessary to make, use or sell the Terminated Products in the Terminated Country that are Controlled by Zomedica or its Affiliates. Where transfer or assignment is not permitted, Zomedica shall cooperate fully with CTX to enable CTX, or its licensee, to obtain its own regulatory filings and Regulatory Approvals.

(iv)                Subject to the remaining provisions of this Section, Zomedica hereby grants to CTX, effective as of the effective date of such termination, a non-exclusive, transferable, sublicenseable license in the Field in the Terminated Country, under the Zomedica Applied Technology, solely to Develop and commercialize any Terminated Product that is in active clinical development or has been commercialized by Zomedica or its Affiliates or sublicensees at the time of termination.

(v)                 If the effective date of such termination with respect to a Terminated Product is after the Commencement of a Phase I Clinical Trial for such Terminated Product, but before a Phase I Clinical Trial for such Terminated Product has been completed and the Phase I Clinical Trial milestone payment , if any, has been made by Zomedica, then CTX shall pay Zomedica royalties on sales of such Terminated Product for ten (10) years from the date of First Commercial Sale of such Terminated Product as follows: (i) [*] of CTX’s (or its Affiliates’) Net Sales of such Terminated Product; and (ii) where CTX has sublicensed such Terminated Product, then [*] of CTX’s Net Royalties in respect of sales of such Terminated Product.

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(vi)                If the effective date of such termination with respect to a Terminated Product is after a Phase I Clinical Trial for such Terminated Product has been completed, but before a Phase II Clinical Trial for such Terminated Product has been completed, then CTX shall pay Zomedica royalties on sales of such Terminated Product for ten (10) years from the date of First Commercial Sale of such Terminated Product as follows: (i) [*] of CTX’s (or its Affiliates’) Net Sales of such Terminated Product; and (ii) where CTX has sublicensed such Terminated Product for such Indication then [*] of CTX’s Net Royalties in respect of sales of such Terminated Product.

(vii)              If the effective date of such termination with respect to a Terminated Product is after a Phase II Clinical Trial for such Terminated Product has been completed, then CTX shall pay Zomedica royalties on sales of such Terminated Product for ten (10) years from the date of First Commercial Sale of such Terminated Product as follows: (i) [*] of CTX’s (or its Affiliates’) net sales of such Terminated Product; and (ii) where CTX has sublicensed such Terminated Product for such Indication then [*] of CTX’s Net Royalties in respect of sales of such Terminated Product.

(viii)             The definitions of “Net Sales” set forth in Article 1 and of “First Commercial Sale” in Article 1 and the royalty reduction provisions set forth in Section (d) shall apply mutatis mutandis to the royalties payable by CTX to Zomedica under this Section 12.5. For the purposes of this Section 12.5, “CTX’s Net Royalties” shall mean the royalty that CTX receives from its sublicensee of such Terminated Product.

(d)                 Upon termination of this Agreement, Zomedica shall pay CTX the entire amount of any financial commitments incurred by CTX prior to termination even if those financial commitments come due after termination in accordance with the Research Plan Budget that exceed amounts paid by Zomedica to CTX hereunder prior to such termination and cannot be canceled; except Zomedica shall only be responsible for paying FTE Costs (as pro-rated in accordance with the Research Plan Budget) until sixty (60) days after such effective date of termination. Upon receipt of notice of termination, to the extent possible, CTX shall promptly terminate any outstanding commitments and avoid incurring any further costs under the Research Plan. Upon termination or expiration of this Agreement, CTX and its subcontractor(s), as applicable, retain title to equipment or material purchased or fabricated with funds paid by Zomedica hereunder. No later than thirty (30) days after the effective date of termination or expiration of the Term, unless another period is agreed to in writing by the Parties, CTX may provide an invoice in respect of the final payment due and payable. Zomedica shall pay all such amounts no later than sixty (60) days after receipt of such invoice. Notwithstanding the foregoing, it is understood that, in no event shall the funds payable to CTX exceed the maximum amount set forth in the Research Plan Budget. In addition, within thirty (30) days after such effective date of termination CTX shall provide Zomedica with a final accounting for all Research Plan Budget. Should the final accounting indicate an amount is due to CTX, such final payment will be made in accordance with Section 6.1(m). If the final accounting indicates an overpayment by Zomedica, CTX shall refund such overpayment to Zomedica within sixty (60) days of the final accounting.

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12.6.           Accrued Rights. Expiration or termination of this Agreement (or any provision hereof) for any reason is without prejudice to any right that shall have accrued to the benefit of a Party prior to such expiration or termination, including damages arising from any breach under this Agreement. Expiration or termination of this Agreement does not relieve a Party from any obligation that is expressly indicated to survive such expiration or termination.

12.7.           Survival. The following provisions shall survive termination or expiration of this Agreement: Sections 4.2, 6.1 (g), (k) and Articles 7, 8, 10,11 ,12.5, 12.6 , 13 and 14 and Article 1 to the extent necessary to give effect to the foregoing.

13.	Dispute Resolution.

13.1.           Discussion by Senior Executives. If there is an unresolved matter, dispute or issue arising out of or relating to the existence, negotiation, validity, formation, interpretation, breach, performance or application of this Agreement (each, a “Dispute”) for which neither Party has the final decision making authority as expressly provided elsewhere in this Agreement, either Party may refer such Dispute to their respective Presidents (such persons, the “Senior Executives”), or their designee(s), in writing for further discussion and resolution. These individuals shall as soon as practicable meet and attempt in good faith to resolve the Dispute and reach agreement. These individuals may obtain the advice of other employees or consultants as they deem necessary or advisable in order to make the decision. If these individuals cannot reach agreement as to the Dispute within thirty (30) days of the Dispute being referred to them, then such Dispute will be resolved as set out in this Article 13.

13.2.           Mediation and Arbitration. If the Senior Executives are not able to resolve such Dispute referred to them under Section 13.1 within thirty (30) days, the Parties shall first refer such Dispute to proceedings under the International Chamber of Commerce (“ICC”) Mediation Rules. If the dispute has not been settled pursuant to the said Rules within forty-five (45) days following the filing of a Request for Mediation or within such other period as the parties may agree in writing, such dispute shall thereafter be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules of Arbitration.

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(c)                     Language. The language of the mediation and arbitration shall be in English.

(d)                    Arbitrator(s). There shall be one (1) arbitrator; provided that if either Party requests, the arbitration shall be conducted by a panel of three. Each arbitrator shall have experience in the pharmaceutical business. In the case of a sole arbitrator, the parties shall attempt jointly to select such arbitrator within thirty (30) days after notice of arbitration is due. If the parties cannot reach an agreement regarding the sole arbitrator within that time, the sole arbitrator shall be appointed in accordance with the Rules of the International Chamber of Commerce. If the Dispute seeks an aggregate award in excess of US $5,000,000 there shall be three (3) arbitrators, all of which shall be appointed by the ICC. The arbitrator(s) shall be guided, but not bound, by the IBA Rules on the Taking of Evidence in International Commercial Arbitration (www.ibanet.org).

(e)                     Judgment. Judgment upon the award rendered by such arbitrators shall be binding on the Parties and may be entered by any court having jurisdiction thereof.

(f)                      Injunctive Relief. Either Party may apply to the arbitrators or a court of competent jurisdiction for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Nothing in this Agreement shall prevent either party from seeking provisional measures, including a temporary restraining order or preliminary injunction, from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(g)                     No Punitive Damages. The arbitrators shall be bound by the limitation of liability provisions in Section 10.1 and the arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages; except as expressly provided otherwise under Section 10.1.

(h)                    Award. The arbitrator(s) shall issue a brief, reasoned award. It is the intent of the parties that barring extraordinary circumstances the award should be issued within six (6) months following appointment of the arbitrator(s) as provided above. The arbitrator(s) must agree to the foregoing deadlines before accepting appointment. The Parties may agree to extend this time limit or the arbitrators may do so in their discretion if they determine that the interest of justice so requires. The arbitrators shall use their best efforts to issue the final award or awards within such time period. Failure to adhere to this time limit shall not be a basis for challenging the award.

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(i)                      Confidentiality. Except to the extent necessary to confirm an award or as may be required by law, neither Party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.

13.3.           Patent Dispute Resolution. Any Dispute relating to the ownership, scope, validity, enforceability or infringement of any Patent Rights shall be submitted to a court of competent jurisdiction in which such Patent Rights exist.

13.4.           Payment Dispute Resolution. Notwithstanding the provisions of Section 13.2, any dispute, controversy or claim relating to the calculation of Net Sales or a payment made pursuant to this Agreement shall be submitted for resolution to a member (the “Baseball Arbitrator”) of an accounting firm of national standing selected by both Parties (and which shall not be the auditor of either of the Parties) within thirty (30) days after notice of the dispute is received or deemed to be received by a Party. If the Parties cannot agree on a Baseball Arbitrator, the provisions of Section 13.2 shall apply. The Parties shall make submissions to the Baseball Arbitrator within ninety (90) days after the selection of the Baseball Arbitrator and the Baseball Arbitrator will select one Party’s submission. If the Parties cannot agree on a member of the accounting firm, the provisions of Section 13.2 shall apply. The decision of the Baseball Arbitrator in selecting on Party’s submission shall be final and binding on both Parties.

13.5.           EACH PARTY HERETO (1) WAIVES ITS RIGHT TO TRIAL UNDER ANY ISSUE BY JURY WITH RESPECT TO ANY DISPUTE BROUGHT UNDER THIS AGREEMENT, (2) WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE, ANY CLAIM TO PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, CONSEQUENTIAL OR LOST PROFITS/REVENUES DAMAGES, AND (3) ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST.

14.	Miscellaneous.

14.1.           Affiliates and Designees. Each Party has the right to exercise their respective rights, perform their respective obligations and/or receive performance of the other Party’s obligations hereunder through their Affiliates or sublicensees.

14.2.           Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred (whether by operation of Law, general succession or otherwise) by either Party without the prior written consent of the other Party, said consent not to be unreasonably withheld, except that either Party may assign this Agreement to an Affiliate of such Party and Zomedica may assign to an acquiror of all of their business or part of their business governing the subject matter of this Agreement. Notwithstanding the foregoing, unless Zomedica shall otherwise agree in writing, a Change of Control of CTX shall constitute a prohibited assignment of this Agreement and a material breach of this Agreement. Any assignment not in accordance with this Agreement will be void. Subject to the foregoing, the rights and obligations of the Parties under this Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

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14.3.	Construction.

(a)                 The definitions of the terms herein apply equally to the singular and plural forms of the terms defined.

(b)                 Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.

(c)                 The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation.”

(d)	The word “will” is construed to have the same meaning and effect as the word

“shall.”

(e)                 The Parties each acknowledge that they have had the advice of counsel with respect to this Agreement, that this Agreement has been jointly drafted, and that no rule of strict construction will be applied in the interpretation hereof.

(f)	Unless the context requires otherwise,

(i)                   any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein),

(ii)                 any reference to any Laws herein will be construed as referring to such Laws as from time to time enacted, repealed or amended,

(iii)                any reference herein to any person will be construed to include the person’s permitted successors and assigns,

(iv)                the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and

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(v)                 all references herein to Articles, Sections or Schedules, unless otherwise specifically provided, will be construed to refer to Articles, Sections or Schedules of this Agreement.

14.4.           Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument. Signature pages of this Agreement may be exchanged by facsimile or other electronic means without affecting the validity thereof.

14.5.           Entire Agreement. This Agreement, including the attached Schedules constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior discussions, representations, agreements and understandings regarding the same.

14.6.           Force Majeure. Neither Party is liable for a delay or failure in the performance of any of its obligations hereunder (other than the payment of money) if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, floods, earthquakes, labor strikes, acts of war, terrorism or civil unrest (“Force Majeure”); provided, however, that the affected Party notifies the other Party in writing within thirty (30) days of the Force Majeure event (and continues to provide monthly status updates to the other Party for the duration of the effect); further provided that the affected Party will use its reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and will continue performance with reasonable dispatch whenever such causes are removed.

14.7.           Further Assurances. Each Party agrees to do and perform all such further acts and things and will execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

14.8.           Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

14.9.           Notices. Any notice required or permitted to be given by this Agreement will be in writing, in English, and will be delivered by hand or overnight courier with tracking capabilities addressed as set forth below unless changed by notice so given:

If to CTX:            3661 N Campbell Av, Ste 286

Tucson, AZ 85719

USA

Attn: David Loynd

Title: President and CEO

Facsimile: (520) 844-6641

Email: dloynd@ctx-tech.com

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If to Zomedica:    3928 Varsity Drive

Ann Arbor, MI 48108

USA

Attn: Stephanie L. Morley, D.V.M.

Title: Chief Operations Officer

Facsimile: (734) 436-8680

Any such notice will be deemed given on the date delivered. A Party may add, delete (so long as at least one person is remaining), or change the person or address to which notices should be sent at any time upon written notice delivered to the other Party in accordance with this Section 14.9 (Notices).

14.10.       Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute Zomedica and CTX as partners, agents or joint venturers. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

14.11.       Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof. The Parties will negotiate in good faith to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

14.12.       Third Party Beneficiaries. Except as expressly provided with respect to CTX Indemnitees or Zomedica Indemnitees in Article 11 (Indemnification) (for whom CTX and Zomedica, respectively, hold such rights in trust), there are no third party beneficiaries intended hereunder and no Third Party will have any right or obligation hereunder.

14.13.       Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder is not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof is not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any other occasion. No waiver, modification, release or amendment of any right or obligation under or provision of this Agreement will be valid or effective unless in writing and signed by all Parties hereto.

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14.14.           Governing Law. This Agreement and any dispute hereunder will be governed by the laws of the state of Delaware and the federal laws of the United States of America applicable therein. Subject to the provisions of Section 13, the Parties attorn to the non-exclusive jurisdiction of the courts of Michigan.

IN WITNESS WHEREOF, the Parties have executed this Agreement by proper persons thereunto duly authorized as of the Effective Date set forth above.

CTX Technologies, Inc. By: /s/ David A. Loynd Date: April 22, 2016 Name: David A. Loynd Title: President and CEO	Zomedica Pharmaceuticals Corp. By: /s/Gerald Solensky Date: 4//21/16 Name: Gerald Solensky Title: Chairman/CEO

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